Exhibit 99.1

Contacts:
Investors
Brad Berning
ir@zillowgroup.com

Media
Gina Cole
press@zillow.com
Zillow Group Reports First-Quarter 2026 Financial Results
SEATTLE, May 6, 2026 — Zillow Group, Inc. (NASDAQ: Z and ZG), which is transforming the way people buy, sell, rent and finance homes, today announced its consolidated financial results for the three months ended March 31, 2026.
Complete financial results for the first quarter and outlook for the second quarter and the full year of 2026 can be found in the shareholder letter on the Investor Relations section of Zillow Group’s website at https://investors.zillowgroup.com/investors/financials/quarterly-results/default.aspx.
“Zillow’s integrated platform is delivering meaningful value for buyers, sellers, renters and real estate professionals alike,” said Zillow Chief Executive Officer Jeremy Wacksman. “We’re embedding AI throughout the real estate experience in ways that make Zillow increasingly indispensable, and we’re innovating with speed and intention. Zillow’s strong Q1 results reflect the consistency of our execution, the strength of our brand, our audience engagement, and the durability of our multi-year strategy.”
Recent highlights include:
•Zillow Group reported strong first-quarter results.
•Q1 revenue was up 18% year over year to $708 million, near the high end of the company’s outlook range. The residential real estate industry grew by 2% in Q1, according to NAR.1 The company estimates Q1 purchase mortgage origination volume for the industry declined approximately 1% year over year.
◦For Sale revenue was up 12% year over year to $514 million in Q1.
▪Residential revenue was up 8% year over year in Q1 to $450 million, benefiting from growth across Preferred, Zillow Showcase, the company’s suite of agent software tools and the company’s New Construction marketplace.
▪Mortgages revenue increased 56% year over year to $64 million in Q1, primarily due to a 96% increase in purchase loan origination volume to $1.5 billion.
◦Rentals revenue increased 42% year over year to $183 million in Q1, primarily driven by multifamily revenue growing 57% year over year.
•Net income was $46 million in Q1, and net income margin was 6%, a 520-basis-point increase year over year. Diluted net income per share was $0.19 compared to $0.03 in Q1 a year ago.
•Q1 Adjusted EBITDA was $182 million, and Adjusted EBITDA margin was 26%, flat year over year despite a 160-basis-point headwind from incremental legal expenses.2 Excluding $11 million of incremental year over year legal expenses, Adjusted EBITDA would have been $193 million in Q1, representing a 27% margin.
•Cash and investments3 at the end of Q1 were $788 million, down from $1.3 billion at the end of 2025. During Q1, the company repurchased 13.5 million shares for $626 million.
1 National Association of Realtors® existing homes sold during Q1 2026 multiplied by the average selling price per home for Q1 2026 compared with the same period in 2025
2 Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures; they are not calculated or presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Please see the “Use of Non-GAAP Financial Measures” section below for more information about our presentation of these non-GAAP financial measures, including a reconciliation to the most directly comparable GAAP financial measures for the relevant period.
3 Cash and investments includes Cash and cash equivalents, Restricted cash and Short-term investments.

•Traffic to Zillow Group’s mobile apps and sites in Q1 was down 3% year over year to 220 million average monthly unique users.4 Visits during Q1 were down 3% year over year to 2.3 billion. According to Comscore, which tracks growth trends across the category, average monthly unique visitors to Zillow Group’s mobile apps and sites in Q1 were up 12% year over year to 127 million, and Zillow is the only large company in its category to increase the amount of the real estate audience it reached over the past six quarters.
4 The company counts a unique user the first time an individual accesses one of the company’s mobile apps using a mobile device during a calendar month and the first time an individual accesses one of the company’s websites using a web browser during a calendar month. If an individual accesses the company’s mobile apps using different mobile devices within a given month, the first instance of access by each such mobile device is counted as a separate unique user. If an individual accesses the company’s websites using different web browsers within a given month, the first access by each such web browser is counted as a separate unique user.

First-Quarter 2026 Financial Highlights

The following table sets forth Zillow Group’s financial highlights for the periods presented (in millions, except percentages, unaudited):

	Three Months Ended March 31,		2025 to 2026 % Change
	2026	2025
Revenue:
For Sale revenue:
Residential	$450	$417	8%
Mortgages	64	41	56%
Total For Sale revenue	514	458	12%
Rentals	183	129	42%
Other	11	11	—%
Total revenue	$708	$598	18%
Other Financial Data:
Gross profit	$519	$459
Net income	$46	$8
Diluted net income per share	$0.19	$0.03
Net cash provided by operating activities	$200	$104
Non-GAAP Financial Measures:(1)
Adjusted EBITDA	$182	$153
Adjusted net income	$129	$105
Diluted adjusted net income per share	$0.53	$0.41
Adjusted free cash flow	$127	$88
Percentage of Revenue:
Gross profit	73%	77%
Net income	6%	1%
Adjusted EBITDA(1)	26%	26%
Adjusted net income(1)	18%	18%
(1) These are non-GAAP financial measures. Please see the “Use of Non-GAAP Financial Measures” section below for more information about our presentation of these non-GAAP financial measures, including a reconciliation to the most directly comparable GAAP financial measures for the relevant period.

Conference Call and Webcast Information

Zillow Group will host a live webcast to discuss these results today at 2 p.m. Pacific time (5 p.m. Eastern time). Please register for the live event at https://zillow-q1-26-financial-results.open-exchange.net/. A shareholder letter and link to both the live webcast and recorded replay of the call may be accessed in the Quarterly Results section of Zillow Group’s Investor Relations website.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding the company’s business strategies, the execution of those strategies, and their impact on consumers and real estate professionals. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “predict,” “will,” “projections,” “continue,” “estimate,” “outlook,” “guidance,” “would,” “could,” “strive” or similar expressions constitute forward-looking statements. Forward-looking statements are made based on assumptions as of May 6, 2026, and although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee these results. Differences in Zillow Group’s actual results from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control.

Factors that may contribute to such differences include, but are not limited to: the health and stability of the economy and United States residential real estate industry, including changes in inflationary conditions, interest rates, housing availability and affordability, labor shortages and supply chain issues; our ability to manage advertising, product inventory and pricing, and to maintain relationships with our real estate partners; our ability to establish or maintain relationships with listing and data providers, which affects traffic to our mobile apps and websites; or changes to our rights to use or timely access listing data, or to the quality or quantity of such listing data; our ability to comply with current and future rules and requirements promulgated by National Association of REALTORS®, multiple listing services, or other real estate industry groups or governing bodies, or decisions to repeal, amend or not enforce such rules and requirements; our ability to navigate industry changes, including as a result of past, pending or future lawsuits, settlements or government investigations, which may include lawsuits, settlements or investigations in which we are not a named party; uncertainties related to policy changes, enforcement priorities, or government shutdowns at the federal and state levels; our ability to continue to innovate and compete to attract customers and real estate partners; our ability to effectively invest resources to pursue new strategies, develop new products and services and expand existing products and services into new markets; our ability to operate and grow Zillow Home Loans’ mortgage operations, including the ability to obtain or maintain sufficient financing to fund the origination of mortgages, meet customers’ financing needs with product offerings, continue to grow origination operations and resell originated mortgages on the secondary market; the duration and impact of natural disasters, climate change, geopolitical events, and other catastrophic events (including public health crises) on our ability to operate, demand for our products or services, or general economic conditions; our public statements, disclosures, targets, and product features related to sustainability matters; our ability to maintain adequate security controls or technology systems, or those of third parties on which we rely, to protect data integrity and the information and privacy of our customers and other third parties; our ability to navigate any significant disruption in service on our mobile apps or websites or in our network; the impact of past, pending or future litigation and other disputes or enforcement actions, which may include lawsuits or investigations to which we are not a party; our ability to attract, engage, and retain a highly skilled workforce; mergers, acquisitions, investments, strategic partnerships, capital-raising activities, or other corporate transactions or commitments by us or our competitors; our ability to continue relying on third-party services to support critical functions of our business; our ability to protect and continue using our intellectual property and prevent others from copying, infringing upon, or developing similar intellectual property, including as a result of artificial intelligence; our ability to comply with domestic and international laws, regulations, rules, contractual obligations, policies and other obligations, or to obtain or maintain required licenses to support our business and operations; our ability to pay our debt or to raise additional capital or refinance our indebtedness on acceptable terms, or at all; actual or anticipated fluctuations in quarterly and annual results of operations and financial position; actual or perceived inaccuracies in the assumptions, estimates and internal or third-party data that we use to calculate business, performance and operating metrics; and volatility of our Class A common stock and Class C capital stock prices.
The foregoing list of risks and uncertainties is illustrative but not exhaustive. For more information about potential factors that could affect Zillow Group’s business and financial results, please review the “Risk Factors” described in Zillow Group’s publicly available filings with the United States Securities and Exchange Commission. Except as may be required by law, Zillow Group does not intend and undertakes no duty to update this information to reflect future events or circumstances.
About Zillow Group, Inc.
Zillow Group, Inc. (Nasdaq: Z and ZG) is reimagining real estate to make home a reality for more and more people.
As the most visited real estate app and website in the United States, Zillow connects hundreds of millions of consumers with innovative technology, trusted agents and loan officers, and seamless digital solutions. With industry-leading tools and resources, Zillow supercharges real estate professionals so they can grow their businesses and deliver exceptional client experiences. For renters and housing providers, Zillow offers not only a robust marketplace but a set of end-to-end products and services to streamline applications, leases, payments and more.
Zillow’s ecosystem spans the entire home journey — from dreaming and shopping to renting, buying, selling and financing.
Zillow Group’s affiliates, subsidiaries, and brands include Zillow®, Zillow Premier Agent®, Zillow Home Loans®, Zillow Rentals®, Zillow® New Construction, Trulia®, StreetEasy®, Out East®, HotPads®, Follow Up Boss®, ShowingTime®, dotloop® and Zillow® Closing.
All marks herein are owned by MFTB Holdco, Inc., a Zillow affiliate. Zillow Home Loans, LLC is an Equal Housing Lender, NMLS #10287 (www.nmlsconsumeraccess.org). © 2026 MFTB Holdco, Inc., a Zillow affiliate.
Please visit https://investors.zillowgroup.com, www.zillow.com/news, www.x.com/zillowgroup, and www.linkedin.com/company/zillow, where Zillow Group discloses information about the company, its financial information, and its business that may be deemed material.
Logos for Zillow Group and some of its key brands are available at https://zillow.com/news/logos/.
(ZFIN)

Use of Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results and liquidity, this press release includes references to Adjusted EBITDA, Adjusted net income, Diluted adjusted net income per share, and Adjusted free cash flow, all of which are non-GAAP financial measures not calculated or presented in accordance with GAAP. We have provided a reconciliation below of each non-GAAP financial measure to the most directly comparable GAAP financial measure.
Adjusted EBITDA
Adjusted EBITDA is a key metric used by our management and Board of Directors to measure operating performance and trends and to prepare and approve our annual budget. In particular, we believe the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis.
Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect interest expense or other income, net;
•Adjusted EBITDA does not reflect income taxes; and
•Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently from the way we do, limiting its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash-flow metrics, net income, and our other GAAP results.
Adjusted Net Income and Diluted Adjusted Net Income Per Share
Our presentation of Adjusted net income and Diluted adjusted net income per share excludes the impact of share-based compensation and income taxes. These measures are not key metrics used by our management or Board of Directors to measure operating performance or otherwise manage the business. However, we provide Adjusted net income and Diluted adjusted net income per share as supplemental information to investors, as we believe the exclusion of the results of share-based compensation and income taxes facilitates investors’ operating performance comparisons on a period-to-period basis. You should not consider Adjusted net income and Diluted adjusted net income per share in isolation or as substitutes for analysis of our results as reported under GAAP.
Adjusted Free Cash Flow
We define Adjusted free cash flow as net cash provided by operating activities adjusted for purchases of property and equipment, purchases of intangible assets, net borrowings (repayments) on master repurchase agreements, and the initial payment in connection with the Redfin rentals partnership. Borrowings (repayments) on master repurchase agreements are used to fund Zillow Home Loans mortgage loan originations, and we consider them part of our ongoing liquidity management. The initial payment in connection with the Redfin rentals partnership was considered a one-time and nonrecurring cash flow, and we exclude it from our calculation as we believe it impacts the ability to evaluate the liquidity of our business operations on a period-to-period basis.
We have included Adjusted free cash flow in this press release as it is a key metric used by our management to evaluate the effectiveness of our business strategies and execution and our ability to consistently generate cash from our core operations on a period-to-period basis.
Our use of Adjusted free cash flow has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures. Other companies, including companies in our own industry, may calculate Adjusted free cash flow differently from the way we do, limiting its usefulness as a comparative measure.

Reconciliations of Non-GAAP Financial Measures
The following table presents a reconciliation of Adjusted EBITDA to net income for each of the periods presented (in millions, unaudited):

	Three Months Ended March 31,
	2026	2025
Net income	$46	$8
Income taxes	2	—
Other income, net	(16)	(22)
Depreciation and amortization	65	65
Share-based compensation	81	97
Interest expense	4	5
Adjusted EBITDA	$182	$153
The following table presents a reconciliation of Adjusted net income to net income and associated per-share metrics for each of the periods presented (in millions, except per-share data, unaudited):

	Three Months Ended March 31,
	2026	2025
Net income	$46	$8
Share-based compensation	81	97
Income taxes	2	—
Adjusted net income	$129	$105

Diluted net income per share	$0.19	$0.03
Diluted adjusted net income per share	$0.53	$0.41
The following table provides a reconciliation of Adjusted free cash flow to net cash provided by operating activities for the periods presented (in millions, unaudited):

	Three Months Ended March 31,
	2026	2025
Net cash provided by operating activities	$200	$104
Purchases of property and equipment	(34)	(36)
Purchases of intangible assets	(10)	(108)
Net borrowings (repayments) on master repurchase agreements	(29)	28
Initial payment in connection with Redfin rentals partnership	—	100
Adjusted free cash flow	$127	$88